March 3, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Commissioners:

We have read the statements made by Richard Peteka, Treasurer of The Travelers Series Trust (copy attached), which we understand will be filed in response to Sub-Item 77k of Form N-
SAR and agree with the statements concerning our firm contained therein.

Very truly yours,




PricewaterhouseCoopers LLP